Registration No. 333-28485

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                            Pre-Effective Amendment No. 1

                             Registration Statement
                                    Under the
                             Securities Act of 1933

                             IDM ENVIRONMENTAL CORP.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                 New Jersey                          22-2194790
     ---------------------------------           -------------------
        (State or Other Jurisdiction               (IRS Employer
     of Incorporation or Organization)           Identification No.)

                              396 Whitehead Avenue
                          South River, New Jersey 08882
                                 (908) 390-9550
          --------------------------------------------------------------
          (Address, including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                           Joel A. Freedman, President
                             IDM Environmental Corp.
                              396 Whitehead Avenue
                          South River, New Jersey 08882
                                 (908) 390-9550
            ---------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   A copy to:

                              Michael Sanders, Esq.
                               Vanderkam & Sanders
                            440 Louisiana, Suite 475
                              Houston, Texas 77002
                                 (713) 547-8900

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective    registration    statement    for   the   same    offering.
[  ]_____________________________________

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS


                             IDM ENVIRONMENTAL CORP.

                        3,000,000 Shares of Common Stock
                                 $.001 par value


     All of the shares of Common Stock, par value $.001 per share ("Common Stock"), of IDM Environmental Corp., a New Jersey corporation ("IDM" or the "Company"), offered hereby are being offered for resale by certain stockholders of the Company (the "Selling Stockholders") as described more fully herein. The Company will not receive any proceeds from the sale of the shares offered hereby. The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "IDMC." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on July 8, 1997 was $2.75 per share.


     The shares of Common Stock offered hereby by the Selling Stockholders consist of a presently indeterminate number of shares issued or issuable upon conversion or otherwise in respect of 300 shares of Series B 7% Convertible Preferred Stock (the "Series B Preferred Shares"). For the purpose of determining the number of shares of Common Stock to be registered hereby, the number of shares of Common Stock calculated to be issuable in connection with the conversion of the Series B Preferred Shares is based on an average closing bid price of the Common Stock on the five trading days ended July 8, 1997 ($2.1625 per share), and has been arbitrarily selected. The number of shares available for resale is subject to adjustment and could be materially less or more than such estimated amount depending on factors which cannot be predicted by IDM at this time, including, among others, the timing of conversion of the Series B Preferred Shares and the future market price of the Common Stock at the time of conversion. This presentation is not intended, and should in no way be construed, to constitute a prediction as to the future market price of the Common Stock. See "Selling Stockholders" for a description of the dividend rights and conversion terms of the Series B Preferred Shares.

     The Selling Stockholders, directly or through agents, broker-dealers or underwriters, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale, in transactions on the Nasdaq National Market, in privately negotiated transactions or otherwise. The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. See "Plan of Distribution."


                THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE
              A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 4.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION NOR HAS THE COMMISSION OR
                 ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                     ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


                   The date of this Prospectus is July , 1997

     All expenses of this offering will be paid by the Company except for commissions, fees and discounts of any underwriters, brokers, dealers or agents retained by the Selling Stockholders. Estimated expenses payable by the Company in connection with this offering are approximately $30,000. The aggregate proceeds to the Selling Stockholders from the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any. The Company has agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the Act.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



                                TABLE OF CONTENTS

         Available Information............................................   3

         Incorporation of Certain Documents by
          Reference.......................................................   3

         The Company......................................................   4

         Risk Factors.....................................................   4

         Selling Stockholders.............................................  11

         Plan of Distribution.............................................  13

         Legal Matters....................................................  13

         Experts..........................................................  13


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
                              AVAILABLE INFORMATION

     The  Company is subject to the  reporting  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

     A registration statement on Form S-3 with respect to the Common Stock offered hereby (the "Registration Statement") has been filed with the Commission under the Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including the exhibits thereto, may be inspected without charge at the Commissions' principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C. 20549, upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed or to be filed with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus:

     (1) The Company's Annual Report on Form 10-K/A for the year ended December 31, 1996.

     (2) The Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1997.

     (3) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above.

     (4) The description of securities included in Form 8-A declared effective by the Commission on April 26, 1994 (Commission File No. 0-23900).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statements contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


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
     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such requests may be directed to Mr. Michael B. Killeen, Chief Financial Officer, IDM Environmental Corp., 396 Whitehead Avenue, South River, New Jersey 08882, Telephone Number (908) 390-9550.

                                   THE COMPANY

     The Company is a national provider of specialized contract services with an emphasis on plant decommissioning, dismantlement, deconstruction and environmental remediation. The Company serves private industry, utilities and governmental entities in the areas of plant dismantling, plant deconstruction and relocation, asbestos abatement, radiological remediation and hazardous waste remediation, among others. Services are generally provided by trained craftsmen employed by the Company based on work plans, schedules and cost estimates developed by the Company's management team and implemented under the supervision of Company superintendents and foremen. In order to satisfy customer concerns with respect to project scheduling, cost control, work responsibility and overall performance, the Company's full time work force is cross trained in each of the Company's specialty areas allowing the Company to perform "whole jobs" in virtually all instances. In addition to offering environmental services, the Company buys and sells equipment and entire plants and offers relocation and reinstallation services with respect to such plants and equipment.

     The Company was incorporated under the laws of the State of New Jersey in 1978. The Company's executive offices are located at 396 Whitehead Avenue, South River, New Jersey 08882, telephone number (908) 390- 9550.

                                  RISK FACTORS

     The securities which are the subject of this Prospectus are subject to certain risk factors, some of which are described below. The following risk factors should not be considered to be all of the potential risks to which the Company and the securities are subject. The risk factors set forth below should be considered carefully with respect to any investment in the Common Stock underlying the Preferred Shares.

     Losses From Operations. The Company has experienced significant operating losses during the past two years. The Company had net losses of $9.1 million during the year ended December 31, 1996 and $3.9 million during the year ended December 31, 1995. Such losses have been attributable to a combination of substantial infrastructure expenditures to support future growth, delays in the commencement of projects and unusual expenses. Until such time as the Company is able to begin one or more large projects on which delays in commencement have been experienced, or until such time as other projects are begun, if ever, the Company will continue to experience losses. While management believes that multiple large projects will be performed during 1997, based on past delays and past operating results, there can be no assurance that the Company will be able to operate profitably during 1997 or in the future.

     Intense Competition. Competition in the environmental services industry is intense. The industry is dominated by large architectural engineering firms such as Bechtel, Fluor, Westinghouse, Foster Wheeler and Haliburton, among others. Such firms are called upon to serve as primary contractors and consultants on a large portion of the Superfund, federal and state government and Department of Energy projects. Additionally, many smaller engineering firms, construction firms, consulting firms and other specialty firms have entered the environmental services industry in recent years and additional firms can be expected to enter into the industry. n the environmental services industry have significantly greater financial resources and more established market positions than the Company. While management believes that the Company's experience and expertise in the specialty areas of decontamination and decommissioning will allow the


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
Company to compete successfully, there can be no assurance that other firms will not expand into or develop expertise in the areas in which the Company specializes, thus decreasing any competitive advantage which the Company may enjoy.

     Uncertainty Relating to Integration of Recent Acquisitions. As a result of increasingly intense competition in the environmental services industry, the Company has undertaken various strategic technology acquisitions and alliances in recent years in order to improve the Company's competitive position and increase the Company's potential revenues. Included in such acquisitions and alliances have been (1) the acquisition of rights relating to the deployment of the proprietary "Kocee Gas Generator" technology of Enviropower Industries, Inc. (fka Continental Waste Conversion), (2) the acquisition of an exclusive license from, and equity interest in, Life International Products pursuant to which the Company utilizes Life's patented superoxygenation technology for long term bioremediation of contaminated groundwater and (3) the formation of an alliance with Solucorp Industries pursuant to which the Company received the rights to utilize Solucorp's Molecular Bonding System soil remediation technology. Each of such acquisitions and alliances entailed variance funding commitments on the part of the Company. While management believes that each of the described acquisitions/alliances provides the Company with state-of-the-art technologies, there can be no assurance that the Company will be successful in integrating such new technologies with its existing service offerings. Further, it is possible that certain state-of-the-art technologies, including technologies which have been or may in the future be acquired by the Company, may not yet be commercially viable or may require ongoing funding beyond the capabilities of the Company before those technologies can be successfully deployed on a commercial basis. In the event the Company is unable to successfully integrate its technology acquisitions/alliances with its existing operations or the Company is unable or unwilling to meet the funding requirements necessary to fully commercialize such technologies, it is possible that the Company could loss some or all of its investment in such technologies. Any such losses could materially adversely impact the Company's operating results and financial position.

     While the Company is continually involved in the evaluation of new technologies to supplement the Company's existing services offerings and to enhance the Company's operating results and competitive position, the Company has no current plans, arrangements or understandings with respect to future acquisitions or mergers.

     Dependence on Ability to Secure Bonding. In order to bid on and successfully secure contracts to perform environmental services of the nature offered by the Company, the Company may, depending upon the bid specifications, be required to provide surety bonds for each respective project. Thus, the number and size of contracts which the Company can perform is directly dependent upon the Company's ability to obtain bonding which, in turn, is dependent upon the Company's net worth, liquid working capital, and the nature and projected profitability of projects undertaken, among other factors. The Company, prior to completion of its initial public offering, was unable to secure additional and larger contracts as a result of such bonding requirements and may incur similar difficulties in the future. While capital raising efforts in recent years have allowed the Company to substantially increase its working capital and net there can be no assurance that the Company will have adequate bonding capacity to bid on all of the projects which it would otherwise bid upon were it to have such bonding capacity or that it will in fact be successful in obtaining additional jobs on which it may bid.

     Compliance with, and Potential Liability under, Applicable Environmental Regulations. The scope and nature of environmental regulation, at the federal, state and local levels, has expanded dramatically in recent years. Such regulations impose stringent guidelines on companies which generate and handle hazardous materials as well as other companies involved in various aspects of the environmental services industry. Any future increases or changes in regulation may result in the Company incurring additional costs for equipment, retraining, development of new remediation or abatement plans, handling of hazardous materials and other costs.

     In addition to the burdens imposed on Company operations by various environmental regulations, federal law imposes strict joint and several liability upon present and former owners and operators of facilities that release hazardous substances into the environment and the generators and


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
transporters of such substances as well as persons arranging for the disposal of such substances. All such persons may be liable for the costs and damages (including penalties and fines) associated with environmental remediation including investigation, clean up and natural resource damages. Such costs can be very substantial. The Company may be liable for such costs and damages in connection with the generation, transportation and disposal of hazardous materials. Additionally, in light of the growing trend to impose and expand the responsibility and scope of liability for environmental clean-up costs, there can be no assurance that future regulations or court rulings will not result in the Company being exposed to clean-up cost liability, or other liability, for activities conducted by the Company which do not presently expose the Company to such liability.

     The Company's surplus equipment and scrap sales operations may also expose the Company to liability under environmental laws in the event of the sale of contaminated equipment or scrap. While the Company inspects all such equipment and scrap before purchasing or selling such items, there is no assurance that such inspection will identify all possible contamination and the Company may be found to have certain liability should such items be bought or sold by the Company. The Company has not experienced any claims with respect to the purchase or sale of contaminated equipment or scrap.

     While the Company has not incurred, or been notified that it may be treated as a potentially responsible party with respect to, any liability as a generator or transporter of hazardous materials, the Company on occasion has been named in complaints, and may be named in future complaints, as violating various regulations governing the removal of asbestos. The Company has settled certain complaints in the past by agreeing to pay civil fines or penalties without admitting liability. There can be no assurance, however, that any complaints which may arise in the future can be settled on a favorable basis. In any event, because of the nature of the Company's operations and the industry in which it operates, the potential for liability and the extent of such potential liability is very substantial. Any such liability which is determined to exist could have a material adverse impact on the Company's business and financial condition.

     Dependence on Continued Environmental Regulation. The growth of the environmental services industry, as well as the growth of the Company, has been largely attributable to, and tracks, the increase in environmental regulation since the 1970's. The demand for environmental services has been largely the result of facilid liability under, existing or newly imposed environmental regulations at the federal, state and local levels. Because of the burden imposed on industry in complying with such regulations, efforts have been made by various groups to seek the relaxation or repeal of certain forms of environmental regulation. While such efforts to relax environmental regulation have been largely unsuccessful to date, there can be no assurance that the scope or growth of such regulation will not be curtailed in the future. Any relaxation of environmental regulation may result in a decline in demand for environmental services and may adversely effect the operations of the Company.

     Dependence on Spending Levels of Governmental and Industrial Entities. Because of the nature of sites requiring environmental services, the growing public emphasis on environmental matters and the cost of environmental services, a significant portion of all funds spent for such services has been spent by governmental agencies and large industrial concerns. While third party reimbursement may be sought in various clean-ups, most Superfund clean-ups as well as weapons and other nuclear facility clean-ups involve significant spending by governmental agencies. As budget constraints and emphasis on employment, international competition and other considerations grow, certain governmental agencies and industrial concerns may choose to delay or curtail expenditures for environmental services. Any curtailment or delays in spending for environmental services by governmental agencies or large industrial concerns can be expected to have a material adverse effect on the environmental services industry and on the operations and profitability of the Company.

     Limited Insurance Coverage. While the Company maintains insurance coverage, including environmental impairment liability insurance covering such areas as environmental clean ups, corrective action or damages, the Company's environmental impairment insurance policy does not cover any liability arising


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
from radiological operations other than low level radioactive soil excavation and facility cleaning. While the Company has evaluated such additional insurance coverage in the past and may evaluate the same in the future, the Company does not anticipate that such additional insurance will be available in the foreseeable future at prices considered to be reasonable. If, in the absence of such insurance, the Company were to incur liability for environmental impairment in connection with its excluded radiological services, such liability could have a material adverse effect on the financial condition and results of operations of the Company. Further, as the cost of cleaning or correcting environmental hazards can be extremely high, even if the Company is determined to be liable for costs which are covered by insurance, there is no assurance that such coverage will be adequate to pay the entire cost thereof and, therefor, the Company may incur losses in excess of its insurance coverage.

     Dependence on Major Customer. A significant portion of the Company's revenues in recent years have come from, and a significant portion ofed to, one or more large clients (e.g., Allied-Signal and FFC Jordan Fertilizer Company). Revenues from the FFC Jordan project constituted 34% of the Company's total revenues in 1995 and 44.7% of revenues in 1994. Likewise, the Allied-Signal project accounted for 34.8% and 26.4% of the Company's total revenues in 1991 and 1992, respectively. In early 1993, the Company completed the Allied-Signal project and the FFC Jordan project was completed during 1996. In order for the Company to replace the revenues attributable to such large projects, the Company must secure one or more large projects or a large number of smaller projects. While the Company believes that it can successfully replace its past and ongoing large projects with other large projects and with a large volume of smaller projects, there is no assurance that the Company can adequately replace such projects with other projects which will produce as much revenue. Further, there is no assurance that the Company will not continue to be dependent upon a small number of major customers for a significant portion of its revenues and earnings.

     Dependence on Key Personnel. The Company's operations are dependent upon the continued efforts of senior management. While the Company has entered into employment agreements with Joel Freedman and Frank Falco, the Company's principal executive officers, the Company does not have employment agreements with any of its other officers or employees. The Company has, however, entered into agreements with certain executive personnel pursuant to which such persons have agreed to maintain the confidentiality of certain information and to not enter into competition with the Company for a period of three years after the termination of their employment with the Company within 250 miles of the Company's principal places of business. However, because of the lack of accompanying employment agreements and the limited scope of such Agreements and the general difficulty of enforcing noncompetition agreements, there is no assurance that such agreements can be enforced or that one or more of the Company's key employees may not leave the Company and enter into direct competition with the Company. Should any of the members of the Company's senior management be unable or unwilling to continue in their present roles or should such persons determine to enter into competition with the Companyuld be adversely affected. The Company presently carries key-man life insurance on its Chief Executive Officer, Joel Freedman, and its Chairman of the Board and Chief Operating Officer, Frank Falco.

     Dependence   on  Temporary   Labor.   As  a  result  of  the  national  and
international scope of the Company's operations, the Company is typically required to staff jobs at least partially with temporary workers hired on location. While all of the Company's jobs are performed under the supervision and direction of the Company's supervisors and foremen and the Company attempts to utilize as many of the Company's full time laborers as possible to staff jobs, the location and other factors effecting jobs performed away from the immediate vicinity of the Company's headquarters result in the Company regularly hiring temporary workers on site. The Company carefully reviews the training and qualifications of all temporary workers hired to assure that all such personnel are qualified to perform the work in question. However, due to the temporary nature of such employment, there is no assurance that all such temporary workers will perform at levels acceptable to the Company and its customers. Accordingly, the Company may experience difficulties in satisfactorily performing jobs and, in some cases, may be exposed to certain liabilities as a result of the acts or performance of such temporary workers. Additionally, in some locations, the Company may be required to hire unionized temporary labor. The hiring of such unionized workers may give rise to various other considerations affecting the performance of jobs, including possible work stoppages and varying wage and benefit demands, among others.

     Seasonality of Business. While the Company provides its services on a year-round basis, certain aspects of the Company's business display seasonal characteristics. In particular, Company services provided outdoors or outside of a sealed environment may be adversely affected by inclement weather conditions, particularly in the northeast. Accordingly, extended periods of rain, cold weather or other inclement weather conditions may result in delays in commencing or completing projects, in whole or in part. Any such delays may adversely effect the Company's operations and profitability and may adversely effect the performance of other projects due to scheduling and staffing conflicts.

     Substantial Working Capital and Additional Financing Requirements. The Company requires substantial working capital to support its ongoing operations. As is common in the environmental services industry, payment for services rendered by the Company are generally received pursuant to specific draw schedules after services are rendered. Thus, pending the receipt of payments for services rendered, the Company must typically fund substantial project costs, including significant labor and bonding costs, from financing sources within and outside of the Company.

     The Company historically relied heavily on bank financing to fund its operations. With the consummation of the Company's initial public offering, the Company has financed its operations internally without utilizing any substantial new lines of credit. Because of expenditures relating to the opening of new offices to serve strategic growth markets and other infrastructure expenditures to support growth, the Company experienced working capital shortages during the third quarter of 1995 and the first quarter of 1997. As a result of such working capital shortages, the Company was required to raise additional capital through the sale of $5 million of convertible notes in September of 1995 and through the sale of $3 million of Series B Preferred Shares in February of 1997. There is no assurance that the Company wiin the future. While the Company intends to seek any bank or other financing which may be required in the future, no such source of potential financing has been identified and there is no assurance that any such financing will available on terms acceptable to the Company, or at all, if needed.

     Susceptibility to Inventory Related Losses. As a part of the Company's surplus equipment operations, the Company regularly purchases surplus equipment from its customers in connection with the performance of services, as well as from third parties. Because of the nature of most of the equipment purchased, most of such equipment is not covered by documents of title. While the Company receives invoices from the sellers of such equipment, there is no assurance that creditors and other third parties may not assert claims to ownership or other rights in some of such equipment from time to time. Management, however, is not aware of any instances where such claims have arisen in the past and believes that the Company has good title to all of its inventory of surplus equipment.

     In addition to the risk of possible third party claims to the Company's inventory of surplus equipment, because of the nature of such equipment and the cost of acquiring, transporting and storing such equipment, the Company often enters into joint venture arrangements whereby the Company will acquire a fifty percent interest in surplus equipment with the equipment being held at the joint venture partner's site pending the sale of such equipment. Such joint venture arrangements often involve limited, or no, documentation. Accordingly, the Company may have surplus equipment inventory in many locations throughout the United States and, in some instances, foreign countries and much of such inventory may not be under the Company's direct control. While management is not aware of any material inventory losses to date, because of the above inventory practices, the Company's inventory does not lend itself to typica increasing the possibility of inventory loss, theft or fraud.

     While the Company has substantially reduced its ongoing exposure and activities in the surplus equipment market with its entry into a joint marketing relationship with, and sale of substantially all of its surplus equipment inventory to, Universal Process Equipment Company ("UPE"), the Company may continue to be exposed to certain inventory risks should claims arise in the future with respect to equipment previously sold by the Company.

     Possible Liability in Connection with Legal and Administrative Proceedings. The Company is periodically subject to lawsuits and administrative proceedings arising in the ordinary course of its business. Included in such proceedings are periodic administrative proceedings initiated by various environmental regulatory agencies. In 1992, the Company was notified by the EPA of alleged violations relating to the handling of asbestos containing materials. During 1994, the Company paid a $195,000 fine in settlement of such allegations without any final determination or admission of liability. Similarly, in 1995, the Company agreed to settle a complaint filed by the EPA in another asbestos related proceeding. The Company and the EPA agreed to settle such matter without any finding or admission of liability with the Company agreeing to pay $18,500. The Company is presently a party to an ongoing administrative proceeding in which the Occupational Safety and Health Administration has proposed to assess a penalty against the Company in the amount of $147,000 as a result of the accidental death of an employee of a subcontractor. On February 11, 1997, the Company was served with a lawsuit naming the Company as a co-defendant in a wrongful death cause of action arising out of the accidental death of an employee of a subcontractor. The suit, styled The Estate of Percey L. Richard, and Percey D. Richard, a minor by next of friend Patricia Cunningham v. American Wrecking Corp. and its successors, IDM Environmental Corp. and its successors, SECO Corp. and its successors, all joint and individually, and all unknown persons, Case No. 2:97CV filed in the Federal District Court for the Northern District of Indiana is based on the same facts as gave rise to the above referenced administrative proceeding instituted by the Occupational Safety and Health Administration. Management believes that the suit, as it relates to the Company, is without merit, and intends to vigorously contest the cause of action.

     In addition to potential liability in connection with the Company's performance of services, the Company is presently a defendant in a shareholder action filed in November of 1996 in New Jersey Superior Court styled Goldberg v. IDM Environmental Corp., Docket No. L-11783-96. The plaintiff in that cause of action has alleged that the Company made certain fraudulent misrepresentations to the detriment of the investing public and that certain officers of the Company were unjustly enriched as a result of their sales of common stock during the period in question. Management believes the cause of action is without merit and intends to vigorously contest such cause of action. Any liability which may arise from the cause of action, including costs of defending such cause of action are covered under the Company's general liability insurance policy subject to a $200,000 deductible. Notwithstanding management's belief that the cause of action is without merit and the existence of insurance coverage, the Company will be liable for costs of defending said cause of action to the extent of the deductible and any damages awarded, in the event an adverse judgment is rendered, in excess of the Company's liability insurance coverage. There can be no assurance that this litigation will not have a material adverse effect on the Company.

     In April of 1997, the Company and its subsidiary, Global Waste & Energy, Inc., were named as co- defendants in a cause of action styled Continental Waste Conversion Inc. v. IDM Environmental Corp., Global Waste & Energy, Inc., et al, filed in the Court of Queen's Bench of Alberta, Judicial District of Calgary (Action No. 9701 04774). The plaintiff, Continental Waste ("CWC"), has alleged that the license granted to the Company to utilize and market CWC's proprietary gasification technology was granted without proper corporate authority due to the lack of shareholder approval. The plaintiff has asserted the subsequent employment by Global Waste & Energy of two former officers of CWC as a basis for its allegations. CWC is seeking to have the license and all other agreements between CWC and the Company declared null and void in addition to seeking damages for alleged lost profits and other amounts. The Company believes the suit is without merit and intends to vigorously contest the cause of action.

     While the Company has been able to settle all prior legal and administrative proceedings on terms believed to be acceptable to and in the best interests of the Company, there is no assurance that the Company will not be subject to legal and administrative proceedings in the future which may materially adversely effect the Company.

     Control by Management. Officers and directors of the Company, principally, Messrs. Freedman and Falco, own an aggregate of approximately 8.6% of the issued and outstanding shares of common stock as of April 1, 1997. Shareholders of the Company do not have cumulative voting rights and, accordingly, each shareholder is entitled to cast one vote per share held on all matters submitted to a vote of shareholders, including the election of directors. Thus, shareholders holding a majority of the outstanding shares will be able to elect all of the directors.

Further, Messrs. Freedman and Falco have entered into a Voting Agreement pursuant to which each has agreed to vote for the other in all elections of directors and, with respect to all otherblock.

     Related Party Transactions and Possible Conflicts of Interest. The Company has been controlled, and may continue to be controlled, by Joel Freedman and Frank Falco, its principal shareholders, and has periodically engaged in transactions with Messrs. Freedman and Falco and entities controlled by Messrs. Freedman and Falco. During 1994, 1995 and 1996, the Company paid certain personal expenses on behalf of Messrs. Freedman and Falco, which advances were originally made on an unsecured non-interest bearing basis without definite repayment terms. Interest on such loans began to accrue at 7% per annum commencing in June of 1995. Mr. Freedman surrendered 36,621 shares of Common Stock as payment in full of $192,260, representing all amounts owed by Mr. Freedman to the Company, including excess draws under his employment agreement, in September of 1995. In April of 1996, Mr. Falco surrendered 92,214 shares of Common Stock as payment in full of $670,580 representing all amounts owed by Mr. Falco to the Company as at such date, including excess draws under his employment agreement. At December 31, 1996, Mr. Falco owed a total of approximately $201,000 to the Company. The Company presently leases its principal facilities from a partnership controlled by Messrs. Freedman and Falco and, in 1995, performed certain construction work to expand such facilities. Additionally, the Company previously loaned funds to such partnership in order to construct certain leasehold improvements on the Company's premises and for various other purposes. While the loan to the partnership had been repaid in full through periodic offsets against the lease payments owed by the Company to the partnership, no formal terms for repayment of such loan were ever established and no interest was paid on such loan. Further, while the Company obtained an appraisal of the fair rental value of the leased premises and management believes the terms of such lease to be fair, there is no assurance that the Company could not obtain more favorable terms if dealing with third parties. The Company has no present plans, proposals, arrangements or understandings with respect to future related transactions. While the Company has no formal policy relating to transactions with related parties, the Company's audit committee reviews all proposed transactions with related parties or entities controlled by related parties to determine the fairness of such transactions. Any current or future transactions between the Company and sunvolve possible conflicts of interest.

     Possible Issuance of Substantial Amounts of Additional Shares Without Shareholder Approval. At December 31, 1996, the Company had an aggregate of approximately 4,615,732 shares of Common Stock authorized but unissued and not reserved for specific purposes and an additional 5,881,538 shares of Common Stock unissued but reserved for issuance pursuant to (i) the Company's 1993 and 1995 Incentive Stock Option Plans, (ii) exercise of outstanding Class A Warrants issued in the Company's initial public offering, (iii) exercise of nonqualified options issued in connection with consulting services, and (iv) exercise of warrants issued in connection with the placement of the Series B Preferred Shares. Additionally, an as yet undetermined number of shares of Common Stock equal to up to fifteen percent (15%) of the then outstanding shares of Common Stock will be issued to Messrs. Freedman and Falco if certain earnings criteria are satisfied. All of such shares may be issued without any action or approval by the Company's shareholders. Although there are no other present plans, agreements, commitments or undertakings with respect to the issuance of additional shares, or securities convertible into any such shares by the Company, any shares issued would further dilute the percentage ownership of the Company held by the public shareholders.

     Possible Issuance of Preferred Stock and Superior Rights of Preferred Stock. In addition to the above referenced shares of Common Stock which may be issued without shareholder approval, the Company has 1,000,000 shares of authorized preferred stock. The Company presently has 300 shares of Series B
Preferred Stock issued and outstanding and has reserved a total of 200,000 shares for issuance pursuant to a Share Rights Plan adopted by the Company in 1996. Prior to the distributions of any amounts to the holders of Common Stock, whether as dividends or on liquidation, the holders of outstanding preferrtive dividend or liquidation preference, as appropriate. While the Company has no present plans to issue any additional shares of preferred stock, other than shares which may be issued in the event the Company's Share Rights Plan is triggered, the Board of Directors has the authority, without shareholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock could have an adverse effect on the holders of Common Stock.

     The ability of the board of directors to fix the terms of and issue shares of Preferred Stock without shareholder approval, combined with the Share Rights Plan and other anti-takeover provisions in the Company's certificate of incorporation and bylaws, could (1) result in the Company being less attractive to a potential acquiror and (2) result in shareholders receiving less for their shares than otherwise might be available in the event of a take over attempt.

     Shares Eligible for Future Sales. All of the shares of the Company's Common Stock owned by non-public shareholders are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act") and may only be sold pursuant to a registered offering or in accordance with applicable exemptions from the registration requirements of the Act. Rule 144 provides for the sale of limited quantities of restricted securities without registration under the Act. In general, under Rule 144 a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may, under certain circumstances, sell within any three (3) month period, a number of shares which does not exceed the greater of one percent (1%) of the then outstanding shares of common stock or the average weekly trading volume during the four (4) calendar weeks prior to such sale. Rule 144(k) also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two (2) year holding period. The Company is unable to predict the effect that future sales under Rule 144 may have on the then prevailing market price of Common Stock. It can be expected, however, that the sale of any substantial number of shares of Common Stock will have a depressive effect on the market price of the Common Stock.

     No Dividends. The Company has not declared or paid, and does not anticipate declaring or paying in the foreseeable future, any cash dividends on its Common Stock. The Company's ability to pay dividends is dependent upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent factors, and is subject to the discretion of the Board of Directors. Further, as noted above, no distributions may be made with respect to the Company's Common Stock unless all cumulative dividends with respect to outstanding preferred stock, if any, have been paid. Accordingly,any dividends will ever be paid on the Company's Common Stock.

                              SELLING STOCKHOLDERS

     The Selling Stockholders are certain persons who have provided equity financing to the Company through the purchase of Series B Preferred Shares. The shares of Common Stock covered by this Prospectus are being registered so that the Selling Stockholders may offer the shares for resale from time to time. See "Plan of Distribution." Except as described below, none of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Series B Preferred Shares or the Common Stock issuable pursuant to the conversion of, or dividends on, the Series B Preferred Shares.

     The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock owned beneficially by each of the Selling Stockholders as of July 8, 1997, and the number of shares which may be offered for resale pursuant to this Prospectus. For the purposes of calculating the number of shares of Common Stock beneficially owned by the Selling Stockholders, the number of shares of Common Stock calculated to be issuable in connection with the conversion of the Series B Preferred Shares is based on a conversion price that is derived from the average closing bid price of the Common Stock on the five trading days preceding July 8, 1997 (which was $2.1625).

     The information included below is based upon information provided by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock offered under this Prospectus will be sold.


                                        Shares of                         Shares of
                                      Common Stock        Shares of      Common Stock
                                      Beneficially       Common Stock    Owned After
         Name                        Owned (1)(2)(3)       Offered       Offering (1)
         ----                        ---------------   ----------------  ------------
Euro Factors International, Inc....   585,351               585,351         -0-
FTS Worldwide Corporation..........   585,351               585,351         -0-
Beauchamp Finance Ltd..............   292,676               292,676         -0-
Mitreco International, Inc.........   292,676               292,676         -0-
                                    ---------             ---------      ------
                                    1,756,054             1,756,054         -0-

------------------------
(1) Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) As required by regulations of the Commission, the number of shares shown as beneficially owned includes shares which can be purchased within 60 days after July 8, 1997. The actual number of shares of Common Stock beneficially owned is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, the market price of the Common Stock prevailing at the actual date of conversion of the Series B Preferred Shares, and whether or to what extent dividends to the holders of the Series B Preferred Shares are paid in Common Stock.


(3) The listed Selling Stockholders hold an aggregate of 300 Series B 7% Convertible Preferred Shares which are convertible into shares of Common Stock. The Series B Preferred Shares were issued by the Company in a private placement in February 1997 for $10,000 per share. The Series B Preferred Shares are convertible commencing May 14, 1997, in whole or in part, at the option of the holder. Each Series B Preferred Share is convertible at a rate of $10,000 divided by the lesser of (i) $2.67 or 82% of the average closing bid price of the Common Stock over the five trading-day period preceding conversion for conversions occurring between May 14, 1997 and June 12, 1997, (ii) $2.4475 or 79% of the average closing bid price of the Common Stock over the five trading-day period preceding conversion for conversions occurring between the June 13, 1997 and July 12, 1997, (iii) $2.225 or 76% of the average closing bid price of the Common Stock over the five trading-day period preceding conversion for conversions occurring between July 13, 1997 and August 11, 1997, and (iv) $2.225 or 73% of the average closing bid price of the Common Stock over the five trading-day period preceding conversion for conversions occurring on or after August 12, 1997. The conversion price is adjusted, and the number of shares beneficially owned by the Selling Stockholders will vary accordingly, to reflect stock dividends, stock splits and in certain instances other circumstances. Further, the Company has the right, upon notice to the holders, to redeem for $12,200 per share any Series B Preferred Shares submitted for conversion at a price of $1.80 or less. The number of shares shown as being offered in the table is based on the assumed conversion of the 300 Series B Preferred Shares at a hypothetical conversion price of $1.708375 per share (which is the conversion price based on the average closing bid price of $2.1625 on the five trading days ended July 8, 1997) and assumes payment of dividends on the Series B Preferred Shares in cash. The Series B Preferred Shares pay a 7% dividend payable on conversion or at redemption in cash or Common Stock, at the Company's option. All Series B Preferred Shares remaining outstanding on February 12, 2000 shall be automatically converted into Common Stock. For a further description of the rights of holders of the Series B Preferred Shares, see the Certificate of Designations, Preferences and Rights filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

                              PLAN OF DISTRIBUTION

     The Company is registering the shares of Common Stock offered by the Selling Stockholders hereunder pursuant to contractual registration rights.

     The shares of Common Stock offered hereunder may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market or in the over-the-counter market or otherwise at prices and on terms then prevailing or related to the then current market price, or in negotiated transactions. The shares of Common Stock may be sold to or through one or more broker-dealers, acting as agent or principal in underwritten offerings, block trades, agency placements, exchange distributions, brokerage transactions or otherwise, or in any combination of transactions.

     In connection with any transaction involving the Common Stock, broker-dealers or others may receive from the Selling Stockholders, and may in turn pay to other broker-dealers or others, compensation in the form of commissions, discounts or concessions in amounts to be negotiated at the time. Broker-dealers and any other person participating in a distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Act in connection with such distribution, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Act.

     Any or all of the sales or other transactions involving the Common Stock described above, whether effected by the Selling Stockholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any shares of Common Stock that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     To comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, shares of Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with under applicable state securities laws.

     The Company and the Selling Stockholders have agreed, and hereafter may further agree, to indemnify each other and certain persons, including broker-dealers or others, against certain liabilities in connection with any offering of the Common Stock, including liabilities arising under the Act.

                                  LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Vanderkam & Sanders, of Houston, Texas.

                                     EXPERTS

     The consolidated financial statements of IDM appearing in the IDM Environmental Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 1996, have been audited by Samuel Klein and Company, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following is a list of the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby, all of which are payable by the Company, other than underwriting discounts and commissions.

         Registration Fee........................................ $ 2,400.91
         Accountants' Fees and Expenses..........................   3,000.00
         Legal Fees and Expenses.................................  20,000.00
         Miscellaneous...........................................   4,599.09
                                                                  ----------
            Total................................................ $30,000.00
                                                                  ==========

Item 15. Indemnification of Directors and Officers

     The Company's Articles of Incorporation, as amended, eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by New Jersey law. The Company's Bylaws provide that the Company shall indemnify its officers and directors to the extent permitted by the Business Corporation Act of the State of New Jersey. Section 14A:3-5 of the New Jersey Business Corporation Act authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with New Jersey law. Section 14A:3-5 further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

     The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

     The provisions  regarding  indemnification  provide,  in essence,  that the
Company will  indemnify  its directors  against  expenses  (including  attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. The Company currently provides such insurance to its directors.

     The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

Item 16. Exhibits

     4.1* Certificate of Designations,  Voting Powers, Preferences and Rights of
          Series B 7% Convertible Preferred Stock
     5.1**Opinion  and consent of  Vanderkam  & Sanders re: the  legality of the shares being registered
     23.1 Consent of Vanderkam & Sanders
     23.2 Consent of Samuel Klein and Company
     24.1** Power of Attorney

------------------------
* Incorporated by reference to the respective exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1996.
**   Previously filed.

Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The registrant hereby undertakes:

     (1)  (i) To include any prospectus required by Section 10(a)(3) of the Act;

          (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iiiTo include any  material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post effective amendment by these paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit's plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South River, State of New Jersey on the10th day of July, 1997.

                                        IDM ENVIRONMENTAL CORP.


                                        By: /s/ Joel Freedman
                                           -------------------------------------
                                           JOEL FREEDMAN, President


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.

       Signatures                  Title                            Date
       ----------                  -----                            ----

/s/ Joel A. Freedman       President, Chief Executive              July 10, 1997
-------------------------  and Director (Principal Executive
JOEL A. FREEDMAN           Officer)


/s/ Frank A. Falco         Chairman of the Board, Chief Operating  July 10, 1997
-------------------------  Officer, Executive Vice President and
FRANK A. FALCO             Director

/s/ Michael B. Killeen     Treasurer and Chief Financial Officer   July 10, 1997
-------------------------  (Principal Financial and Accounting
MICHAEL B. KILLEEN         Officer)


/s/ Mori Aaron Schweitzer  Director                                July 10, 1997
-------------------------
MORI AARON SCHWEITZER


-------------------------  Director                                July   , 1997
FRANK PATTI                                                            ---


-------------------------- Director                                July   , 1997
ROBERT MCGUINNESS                                                      ---